January 24, 2007

Astral Investments Trust

20550 Maxim Parkway

Orlando, Florida 32833

Re:  Astral Investment Trust, File Nos. 333-138117 and 811-21968

Dear Sir/ Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Astral Investments Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

 /s/ Thompson Hine

THOMPSON HINE LLP